Sioberg retires from Franklin Financial, F&M Trust boards

Franklin Financial Services Corporation announced that Charles M. Sioberg retired from the boards of directors of both Franklin Financial and its subsidiary, F&M Trust, effective December 31, 2011.

Sioberg joined the boards of Franklin Financial and F&M Trust in 1982.  During his tenure he served on a variety of board committees, most recently the audit, nominating, personnel, credit risk oversight, and executive committees.  He was appointed vice chairman of the board in 2002 and served as chairman since January 2003.  G. Warren Elliott was elected as vice chairman last year and replaces Sioberg as chairman of the board. Sioberg, vice president of Martin & Martin, Inc., was re-elected to the board for the 9th time in 2009.

“Over the last 29 years, Chuck has shown integrity, professionalism and wisdom during his service on the board.  We are particularly fortunate to have him serve as our chairman for the past 9 years,” commented William E. Snell, Jr., president and CEO. “We will miss his leadership, insights and contributions. We express our sincere gratitude to him and wish him the very best in his retirement.”

Franklin Financial is the parent company of F&M Trust, the largest independent, locally owned and operated community bank headquartered in Franklin County with assets of approximately $1 billion.  F&M Trust has twenty-five community banking offices located through Franklin, Cumberland, Fulton, and Huntingdon Counties in Chambersburg, St. Thomas, Marion, Greencastle, Mont Alto, Waynesboro, Shippensburg, Boiling Springs, Camp Hill, Carlisle, Newville, McConnellsburg, Orbisonia, Hustontown, and Warfordsburg.  Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.